Exhibit 11

KIRKPATRICK & LOCKHART LLP                         1800 Massachusetts Avenue, NW
                                                   Second Floor
                                                   Washington, DC 20036-1221
                                                   202.778.9000
                                                   www.kl.com


May 6, 2002


MPAM Funds Trust
c/o The Dreyfus Corporation
200 Park Avenue
New York, New York 10166

Ladies and Gentlemen:

      You have requested our opinion, as counsel to MPAM Mid Cap Stock Fund ("Acquiring Fund"), a series of MPAM Funds Trust ("Trust"), as to certain matters regarding the issuance of Shares of the Acquiring Fund. As used in this letter, the term "Shares" means the MPAM class, Investor class and Dreyfus Premier class shares of beneficial interest of MPAM Mid Cap Stock Fund issued in connection with the reorganization of Dreyfus Premier Small Company Stock Fund ("Target Fund"), a series of The Dreyfus/Laurel Funds, Inc., a Maryland corporation, into the Acquiring Fund, as provided for in the Agreement and Plan of Reorganization between the Trust, acting on behalf of the Acquiring Fund, and The Dreyfus/Laurel Funds, Inc., acting on behalf of the Target Fund ("Plan"). The Plan provides for Target Fund to transfer all of its assets to Acquiring Fund in exchange solely for the issuance of Shares and Acquiring Fund's assumption of stated liabilities of Target Fund. In connection with the Plan, the Trust is about to file a registration statement on Form N-14 ("Registration Statement") for the purpose of registering under the Securities Act of 1933, as amended ("1933 Act"), the Shares to be issued pursuant to the Plan.

      As such counsel, we have examined certified or other copies, believed by us to be genuine, of the Trust's Declaration of Trust and by-laws and such resolutions and minutes of meetings of the Trust's Board of Trustees, and such other documents relating to the Trust's formation and operation and the issuance of the Shares as we have deemed relevant to our opinion, as set forth herein. Our opinion is limited to the laws and facts in existence on the date hereof, and it is further limited to the laws (other than the conflict of law rules) of the Commonwealth of Massachusetts that in our experience are normally applicable to the issuance of shares by investment companies organized as unincorporated voluntary associations in that State and to the 1933 Act, the Investment Company Act of 1940, as amended ("1940 Act"), and the regulations of the Securities and Exchange Commission ("SEC") thereunder.

      Based on present laws and facts, we are of the opinion that the issuance of the Shares has been duly authorized by the Trust and that, when issued and sold in accordance with the terms contemplated by the Trust's Registration Statement, including receipt by the Trust of full payment for the Shares and compliance with the 1933 Act and the 1940 Act, and applicable state laws regulating the distribution of securities, the Shares will have been validly issued, fully paid and non-assessable.

Kirkpatrick & Lockhart LLP
MPAM Funds Trust
May 6, 2002
Page 2


      The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust states that all persons extending credit to, contracting with or having any claim against the Trust or a particular series of the Trust shall look only to the assets of the Trust or the assets of the appropriate series of the Trust for payment under such credit, contract or claim; and neither the shareholders nor the Trustees, nor any of their agents, whether past, present or future, shall be personally liable therefor. It also requires that every note, bond, contract or other undertaking issued by or on behalf of the Trust or a particular series of the Trust or the Trustees relating to the Trust shall include a recitation limiting the obligation represented thereby to the Trust and its assets or the assets of the appropriate series of the Trust. The Declaration of Trust further provides: (1) for indemnification from the assets of the Trust or the assets of the appropriate series of the Trust for all loss and expense of any shareholder held personally liable for the obligations of the Trust or any series solely by virtue of ownership of shares of the Trust or such series; and (2) upon request, for the series of the Trust to assume the defense of any claim against the shareholder for any act or obligation of the series of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust or series would be unable to meet its obligations.

      We hereby consent to this opinion accompanying the Registration Statement when it is filed with the SEC and to the reference to our firm in the Registration Statement.



                                           Very truly yours,

                                           /s/ Kirkpatrick & Lockhart LLP

                                           KIRKPATRICK & LOCKHART LLP